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                                  EXHIBIT 11.1

                      STATEMENT OF COMPUTATION OF EARNINGS
                          PER SHARE FOR THE YEAR ENDED
                               DECEMBER 31, 1995


                                                                                           Earnings Per Share
                                                                                          ------------------
                                                                                 Primary                       Fully Diluted
                                                                                 -------                       -------------
1.   Proceeds upon exercise of options                                         12,333,750                        12,333,750
2.   Proceeds upon exercise of
     convertible preferred stock                                                      -                          50,000,000
3.   Market price of shares
        Closing: 12/31/95                                                    $        -                       $       14.61
        Average: 9/30/95-12/31/95                                            $      14.45                     $         -
4.   Treasury shares that could be repurchased (Options)                          853,547                           844,199
5.   Option shares outstanding                                                    862,500                           862,500
6.   Common stock equivalent shares (Excess                                         8,953                            18,301
     shares under option over Treasury
     shares that could be repurchased)
7.   Treasury shares that could be repurchased (Preferred)                            -                           3,422,313
8.   Convertible preferred shares outstanding                                         -                           3,030,303
9.   Common stock equivalent shares (Excess                                           -                        antidilutive
     shares under convertible preferred over Treasury
     shares that could be repurchased)
1O.  Weighted average number of shares outstanding                             15,909,805                        15,909,805
11.  Net loss for the period                                                 $(13,574,000)                    $ (13,574,000)
12.  Less: Dividends in arrears applicable to                                $ (1,458,333)                    $         -
     the preferred stock
13.  Net loss applicable to common shares                                    $(15,032,333)                    $ (13,574,000)
14.  Loss per share                                                          $      (0.94)                     antidilutive
15.  Reported loss per share                                                 $      (0.94)                    $       (0.94)